SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|

Filed by a party other than the Registrant |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|X|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                 FOILMARK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

|x|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

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     2)   Aggregate number of securities to which transaction applies:

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     3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)   Proposed maximum aggregate value of transaction:

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     5)   Total fee paid:

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[_]  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

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     2)   Form, Schedule or Registration Statement No.:

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


                                 FOILMARK, INC.
                                 4 Mullikan Way
                        Newburyport, Massachusetts 01950


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       To Be Held Wednesday, May 13, 1998


To the Shareholders of Foilmark, Inc.:

     The Annual Meeting of Shareholders of Foilmark, Inc., a Delaware corporation (the "Company"), will be held at the offices of Hinckley, Allen & Snyder, 28 State Street, 29th Floor, Boston, Massachusetts on Wednesday, May 13, 1998, at 10:00 a.m., E.D.S.T., for the following purposes:

     1. To elect directors; and

     2. To consider and act upon any other matter which may properly come before the meeting and any postponements or adjournments thereof, including matters which the Board of Directors did not know would be presented at the Annual Meeting a reasonable time before this solicitation.

     The Board of Directors of the Company has fixed the close of business on April 1, 1998 as the record date for the determination of the shareholders entitled to receive notice of and to vote at the Meeting or any adjournment thereof. The stock transfer books will not be closed.

     All shareholders are cordially invited and urged to attend the Meeting. PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY EVEN IF YOU PLAN TO ATTEND THE MEETING. Upon your arrival your proxy will be returned to you, if you desire to revoke it or vote in person. Your attendance in person is encouraged, but should anything prevent your attendance in person, your presence by proxy will still allow your shares to be voted.

By Order of the Board of Directors,

Carol J. Robie, Secretary

April 9, 1998

                                 FOILMARK, INC.
                                 4 MULLIKAN WAY
                        NEWBURYPORT, MASSACHUSETTS 01950

                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of the accompanying Proxy on behalf of the Board of Directors of Foilmark, Inc. (the "Company"), to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") and all adjournments thereof, to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting. A shareholder giving a proxy may revoke it at any time before it is exercised by delivering to the Secretary of the Company, at the address set forth in the Notice of Annual Meeting, a letter signed by the record holder of the shares of common stock of the Company ("Common Stock") indicating the proxy is revoked. All proxies will be voted in accordance with instructions thereon. ANY PROXY UPON WHICH NO INSTRUCTION HAS BEEN INDICATED WILL BE VOTED "FOR" THE SPECIFIC MATTERS SET FORTH IN THE FOREGOING NOTICE OF ANNUAL MEETING AND, AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The solicitation is being made by use of the mails and the cost thereof will be borne by the Company. In addition to the solicitation by the use of the mails, proxies may be solicited personally by telephone or telegraph by regular employees of the Company or its subsidiaries without additional remuneration therefor. The Company will reimburse banks, brokers, custodians, nominees and fiduciaries for expenses incurred in forwarding proxies and proxy soliciting materials to their principals.

     This Proxy Statement and the related proxy form are first being mailed to shareholders on or about April 9, 1998.

                 VOTING SECURITIES AND PRINCIPAL OWNERS THEREOF

     As of the close of business on April 1, 1998, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 4,169,132 shares of Common Stock held by 66 record holders and approximately 750 beneficial holders, of which 1,714,187 shares, or 41.1%, were beneficially owned by directors and officers of the Company. Each share entitles the holder of record to one vote. Cumulative voting for the election of directors is permitted. Accordingly, with respect to the election of directors, each shareholder may cast a number of votes equal to the number of shares held by such shareholder multiplied by the number of directors (in this case, four) to be elected at the Annual Meeting, and may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such shareholder may choose.

     The holders of one-third of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A plurality of votes cast is required to elect the directors. Abstentions are treated as present and entitled to vote and therefore have the effect of a vote against a matter. A broker non-vote on a matter is considered not entitled to vote on the matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

                          Security Ownership of Certain
                        Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 1, 1998 as to (a) each person known to the Company who beneficially owns 5% or more of the outstanding shares of Common Stock, (b) directors and nominees, (c) each of the named executive officers and
(d) all directors and executive officers as a group. Each of such shareholders has sole voting and investment power as to shares shown unless otherwise noted.

                                                         Amount and Nature                Percent of
Name of Beneficial Owner (a)                          of Beneficial Ownership                Class
----------------------------                          -----------------------                -----
Martin A. Olsen (b)(c)...............................          527,477                       13.0%
Estate of Frank J. Olsen ............................          222,724                        5.3%
Frank J. Olsen, Jr. (b)(d)...........................          456,092                       10.9%
Leonard A. Mintz (b)(e)..............................          244,696                        5.9%
Wilhelm P. Kutsch (f)................................           78,230                        1.9%
Philip Leibel (g)....................................           56,130                        1.3%
Carol J. Robie (b)(h)................................          203,009                        4.9%
Edward D. Sullivan (b)...............................          153,834                        3.7%
Michael J. Bertuch (i)...............................            5,000                          *
Michael Foster (j)...................................            5,000                          *
Thomas R. Schwarz (k)................................            5,000                          *
Kenneth R. Harris....................................          128,522                        3.1%
Douglas A. Parker....................................                0                          *
Parties to Voting Agreement (l)......................        1,585,121                       38.0%
All Directors and Executive Officers
     as a Group (13 persons)(c)(m)...................        1,871,087                       44.9%

----------

*    Less than one percent.

(a) If applicable, beneficially owned shares include shares owned by the spouse, children and certain other relatives of the beneficial owner, director, nominee or officers, as well as shares held by trusts of which the person is a trustee or in which he has a beneficial interest. Any such beneficially owned shares will be noted separately for each owner, except in the case of shares beneficially owned by all directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the respective directors, officers and 5% owners.
     Except as set forth above, management knows of no person who, as of April 1, 1998, owned beneficially more than 5% of the Company's outstanding Common Stock. The information includes, where applicable, shares issuable upon exercise of stock options granted under the Company's 1993 and 1995 Stock Option Plans, which options are presently or will be exercisable within 60 days of the date of this Proxy Statement. Unless otherwise indicated, the address of the persons identified in above is c/o Foilmark, Inc., 4 Mullikan Way, Newburyport, MA 01950.

(b) Excludes shares held by other parties to the Voting Agreement described in "Certain Relationships and Related Transactions" which may be deemed to be beneficially owned by these individuals.

(c) Includes (i) 11,000 shares held by Mr. Olsen's wife as to which he disclaims beneficial ownership and (ii) 27,356 shares deemed beneficially owned in his capacity as executor of the Estate of Florence J. Olsen. Mr. Olsen's address is 3299 Old Barn Road East, Ponte Vedra Beach, Florida 32082.

(d) Includes 33,100 shares issuable upon exercise of options which are presently or will become exercisable within 60 days, and 222,724 shares deemed beneficially owned in his capacity as executor of the Estate of Frank J. Olsen.

(e) Includes 10,000 shares issuable upon exercise of options which are presently or will become exercisable within 60 days. Mr. Mintz's address is 89 Blueberry Lane, Westwood, Massachusetts 02090.

(f) Includes 41,400 shares issuable upon exercise of options which are presently or will become exercisable within 60 days.

(g) Includes 38,200 shares issuable upon exercise of options which are presently or will become exercisable within 60 days.

(h) Includes 11,700 shares issuable upon exercise of options which are presently or will become exercisable within 60 days.

(i) Includes 5,000 shares issuable upon exercise of options which are presently or will become exercisable within 60 days. Mr. Bertuch's address is c/o ViaTech Publishing Solutions, 1440 Fifth Avenue, Bayshore, New York 11706

(j) Includes 5,000 shares issuable upon exercise of options which are presently or will become exercisable within 60 days. Mr. Foster's address is c/o WPI Group, Inc., 1155 Elm Street, Manchester, New Hampshire 03101.

(k) Includes 5,000 shares issuable upon exercise of options which are presently or will become exercisable within 60 days. Mr. Schwarz's address is 60 West Cliff Road, Weston, Massachusetts 02193.

(l) For the purposes of disclosure of beneficial ownership under the Securities Exchange Act of 1934, the persons identified as parties to the Voting Agreement described in "Certain Relationships and Related Transactions" are deemed to be a single person and the beneficial owners of the shares of Common Stock owned by all parties to the Voting Agreement.

(m) Includes 141,900 shares issuable upon exercise of options which are presently or will become exercisable within 60 days.

Compliance with Section 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and furnish the Company with reports of securities ownership and changes in such ownership

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations that no other reports were required for those persons, the Company believes that during the fiscal year ended December 31, 1997 its officers, directors, and greater than ten percent (10%) beneficial owners complied with all Section 16(a) filing requirements.

                      NOMINATION AND ELECTION OF DIRECTORS

     The Board has fixed the number of directors  at twelve  (12),  of which two
(2) board seats are to be left vacant in order to permit qualified additions to the Board of Directors if the need arises in the future. The remaining ten seats are divided into three classes, the terms of which expire in 1998, 1999 and 2000, respectively. Currently there are four (4) directors serving terms expiring in 1998, three (3) directors serving terms expiring in 1999 and three
(3) directors whose terms expire in 2000. There are four (4) directors to be elected at the 1998 Annual Meeting, three (3) to serve three year terms ending in 2001, and one (1) to serve a one year term ending in 1999, in each case until a successor has been elected and qualified or until the director's earlier resignation or removal. Each nominee has consented to be named in this Proxy Statement and to serve, if elected. If any nominee shall be unable to serve, the proxy may be voted with discretionary authority for a substitute. The Board of Directors has no reason to believe that any nominee will become unavailable to serve. Any vacancies occurring in the Board of Directors, regardless of the term, shall be filled by the Board of Directors to serve only until the next annual or special meeting of the shareholders.

     In voting for directors, each shareholder is entitled to four (4) votes for each share of Common Stock held, one for each of the four (4) directors to be elected. A shareholder may cast his votes evenly for all nominees, cumulate his votes and cast them for one nominee or distribute his votes among two or more nominees. The four persons receiving the highest number of votes cast, in person or by proxy, shall be elected to the Board of Directors. Abstentions from voting and broker non-votes for the election of directors will have no effect since they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

     Shareholders may withhold authority to vote for any individual nominee by striking through the nominee's name on the proxy card. Any proxy which is not so marked to withhold authority or struck through shall be deemed to be a vote for such nominee and, unless otherwise indicated on the proxy, shares will be distributed evenly among the nominees for whom authority to vote has not been withheld.

     The Board of Directors recommends a vote "FOR" the election of each of the nominees for director.

     Certain information concerning each nominee for Director, all current Directors, all executive officers and key employees of the Company is set forth below. Except as otherwise indicated, each of the persons has been employed by his or her current employer for the preceding five years. There are no family relationships between any executive officers, directors or key employees of the Company, except that Martin A. Olsen is the uncle of Frank J. Olsen, Jr. and Carol J. Robie, who are brother and sister.

A.   NOMINEES FOR A THREE YEAR TERM ENDING IN 2001:

FRANK J. OLSEN, JR.                               Director since 1992

     Frank J. Olsen, Jr., 46, has served as Chairman of the Board since October 1995 and President of the Company since March 1992. He is the Chief Executive Officer of the Company and each of its subsidiaries. Prior to March 1992 he was employed as Vice President - Engineering, and in various other capacities with the Company and its predecessors since 1976. Mr. Olsen is the brother of Carol
J. Robie.

WILHELM P. KUTSCH                                 Director since 1994

     Wilhelm P. Kutsch, 55, has been Senior Vice President - Foil Operations since March 1992, and served as Vice President - Foil Operations prior to March 1992. He has also served as Vice President and Operations Manager of Foilmark Manufacturing Corporation since 1979. Mr. Kutsch has over 20 years experience in the hot stamping industry.

CAROL J. ROBIE                                    Director since 1992

     Carol J. Robie, 42, has been Vice President - Administration since March 1992. She served as Administrative Manager of the Company in 1990 and 1991, and also has been employed in various capacities by Foilmark Manufacturing Corporation since 1977. She also serves as Secretary of the Company. Ms. Robie is the sister of Frank J. Olsen, Jr.

B.   NOMINEE FOR A ONE YEAR TERM ENDING IN 1999:

THOMAS R. SCHWARZ                                 Director since 1997

     Thomas R. Schwarz, 61, was Chairman of Grossman's Inc., a retailer of building materials, from 1990 to 1994. From 1980 to 1990, he was President, Chief Operating Officer and a director of Dunkin' Donuts Incorporated, a food service company. Mr. Schwarz has been a director of Tridex Corporation since 1995 (and a member of the Compensation Committee), Chairman of the Board of Directors of TransAct Technologies Incorporated (and a member of the Compensation Committee) since 1996 and Lebhar-Friedman Publishing Company since 1995.

C.   CURRENT DIRECTORS AND OFFICERS:

Directors Whose Terms Expire in 2000:

MARTIN A. OLSEN                                   Director since 1992

     Martin A. Olsen, 73, retired as an active employee of the Company in October 1995. Prior to that time he was Chairman of the Board of Directors since March 1992, and Secretary of the Company and all of its subsidiaries since September 1993. He was employed by Kensol-Olsenmark, Inc., a predecessor of the Company, in various capacities since 1946, and was its President since 1962. Mr. Olsen is the uncle of Frank J. Olsen, Jr. and Carol J. Robie.

LEONARD A. MINTZ                                  Director since 1992

     Leonard A. Mintz, 62, has been Senior Vice President - Equipment since March 1992. Previously he served as President of Franklin Manufacturing Corporation since 1967, until its acquisition by the Company in 1992. He had been employed at Franklin in various capacities since 1958.

EDWARD D. SULLIVAN                                Director since 1994

     Edward Sullivan, 65, has served as a consultant to the Company since his retirement on December 31, 1996. Mr. Sullivan served as Vice President - West Coast Operations of the Company from 1994 until his retirement on December 31, 1996, and Vice President and General Manager of West Foils, Inc., a subsidiary of the Company, from 1995 until December 31, 1996. He was President of West Foils, Inc. which he founded in 1988, through 1994.

Directors Whose Terms Expire in 1999:

MICHAEL J. BERTUCH                                Director since 1997

     Michael J. Bertuch, 37, has been the President of ViaTech Publishing Solutions, a manufacturer of vinyl loose-leaf books, since January 1992. Prior to 1992, he was employed by DVC Industries in various executive capacities since 1986.

MICHAEL FOSTER                                    Director since 1997

     Michael Foster, 63, is the founder, and, since 1988, has served as Chairman of the Board and Chief Executive Officer, of WPI Group, Inc., a publicly-held manufacturer of hardware, software and electronic products for commercial and industrial markets.

KENNETH R. HARRIS                                 Director since 1996

     Kenneth R. Harris, 47, is Vice President - Pad Printing Operations of the Company since August 1995. From 1978 to 1995 he was Vice President of Intram Industries, Inc. He also is Secretary and Treasurer of COMDEC, Inc., a commercial decorating company. Mr. Harris has over 20 years experience in the pad printing industry.

Non-Director Executive Officers:

PHILIP LEIBEL                                     Officer since 1992

     Philip Leibel, 60, has been Vice President - Finance since March 1992 and is Treasurer, Assistant Secretary and Chief Financial Officer of the Company and each of its subsidiaries. He has been Chief Financial Officer of the Company and its predecessors since 1977.

GLENN R. REGAN                                    Officer since 1992

     Glenn R. Regan, 50, has been Vice President - Tool & Die of the Company since November 1994, and has been employed as Sales Manager - Foil with predecessors of the Company since 1990.

DOUGLAS A. PARKER                                 Officer since 1996

     Douglas Parker, 43, has served as Vice President - Pad Printing Machinery Sales since June 1996 and has been employed by the Company since October 1995. From 1980 through 1995, he was Vice President--Sales of Imtran Industries, Inc.

General Information About Board of Directors

     There were four (4) regular and one (1) special meetings of the Board of Directors in the 1997 fiscal year. During this period, each incumbent director attended at least 75% of the aggregate of (a) the total number of meetings of the Board held during the period for which such incumbent was a director, and
(b) the total number of meetings held by all committees of the Board on which such incumbent served.

     Directors of the Company who are not full time employees of the Company or its operating subsidiaries receive $1,250 for each meeting attended, as well as a fee of $500 per committee meeting attended, plus out-of-pocket expenses for attending meetings. Effective October 1, 1997, the Board of Directors voted that directors of the Company who are not full time employees of the Company or its subsidiaries receive a retainer of $2,000 per calendar quarter as well as a fee of $750 per Board Meeting attended and $350 per committee meeting attended in person or telephonically. The Board of Directors has four standing committees: the Executive Committee, the Compensation Committee, the Audit Committee and the Stock Option Committee.

     The Executive Committee consists of Frank J. Olsen, Jr., Michael J. Bertuch, Michael Foster and Edward D. Sullivan. Wilhelm P. Kutsch and Leonard A. Mintz resigned from the Committee in January 1997 and Raymond Downey resigned in March 1997. In addition, Philip Leibel attends Executive Committee Meetings in a non-voting capacity. The Executive Committee conducts the affairs and business of the Company between meetings of the Board of Directors, subject to certain limitations set forth in the Company's Certificate of Incorporation. The Executive Committee met four (4) times during fiscal 1997.

     The Compensation Committee consists of Raymond T. Downey (until his resignation in March 1997), Michael J. Bertuch, Michael Foster, Thomas R.
Schwarz, Frank J. Olsen, Jr. and Leonard A. Mintz. The Compensation Committee determines the compensation to be paid by the Company to its officers. The Compensation Committee met two (2) times during fiscal 1997.

     The Audit Committee consists of Raymond T. Downey (until his resignation in March 1997), Michael J. Bertuch and Michael Foster. The Audit Committee is responsible primarily for recommending the accounting firm to be appointed as independent public accountant to audit the Company's financial statements and to perform services related to the audit, reviewing the scope and results of the audit with the independent public accountants, reviewing with management and the independent public accountants the Company year-end operating results, considering the adequacy of the internal accounting and control procedures of the Company, reviewing the non-audit services to be performed by the independent public accountants and considering the effect of such performance on the accountants' independence. The Audit Committee met two (2) times during fiscal 1997.

     The Stock Option Committee consisted of Raymond T. Downey (until his resignation in March 1997), Michael J. Bertuch, Michael Foster and Thomas R. Schwarz. The Stock Option Committee administers the 1993 Stock Option Plan, and the Non-Employee Directors' Stock Plan and determines to whom such options will be granted and the number of shares of Common Stock to be included in such options. The Stock Option Committee met one (1) time during fiscal 1997.

     Martin A. Olsen, a director of the Company and, until October 1995, Chairman of the Board and Secretary of the Company, received $176,800 in 1997 pursuant to a Consulting Services Agreement with the Company which was entered into in December 1995. The Consulting Agreement provides for annual compensation of $176,800, and terminates in December 1998. The compensation is payable regardless of Mr. Olsen's disability or death. In the event of his death, amounts payable under the Consulting Agreement would be payable to his spouse or heirs. The agreement prohibits Mr. Olsen from competing with the Company during the term of the agreement, and for a period of one year thereafter, and prohibits the disclosure of any confidential or proprietary information. The Consulting Agreement also entitles Mr. Olsen to other benefits from the Company, including the use of an automobile, health insurance, life insurance and director's and officer's liability insurance.

     On January 1, 1997, the Company and Edward D. Sullivan entered into a Consulting Agreement which expires December 31, 1998 and terminates and replaces an Employment Agreement with the same term. Under the Consulting Agreement, Mr. Sullivan shall receive fifty percent (50%) of his average compensation for 1995 and 1996, which was payable pursuant to his Employment Agreement. In return, Mr. Sullivan shall provide advisory services to the Company in conjunction with sales management, strategic sales objectives and general supervision of the Company's Westfoils subsidiary. The Consulting Agreement prohibits Mr. Sullivan from competing with the Company during the term of the Consulting Agreement and for a period of three (3) years thereafter. The Consulting Agreement prohibits the disclosure of any confidential or proprietary information, including inventions. The Agreement also entitles Mr. Sullivan to the use of an automobile.

                             EXECUTIVE COMPENSATION

     The following table sets forth the total compensation of the chief executive officer and the other four most highly compensated executive officers (the "Named Executive Officers") of the Company for services in all capacities to the Company or its subsidiaries for the fiscal year ended December 31, 1997 and the total compensation earned by such individuals for the Company's two previous fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                       Long-Term Compensation
                                           Annual Compensation(a)                               Awards
                                   ----------------------------------------        --------------------------------
                                                                                   Options            All Other
 Name and Principal Position       Year          Salary ($)       Bonus ($)         (#)(b)         Compensation (c)
===================================================================================================================
Frank J. Olsen, Jr.                1997           202,413               --                --            4,160
President and Chief                1996           195,546               --            10,000               --
Executive Officer                  1995           191,610           13,125            23,100            2,874
-------------------------------------------------------------------------------------------------------------------
Leonard A. Mintz                   1997           170,368               --                --               --
Senior Vice President              1996           175,149               --                --               --
                                   1995           173,090               --             2,500            2,596
-------------------------------------------------------------------------------------------------------------------
Wilhelm P. Kutsch                  1997           172,272               --                --            4,160
Senior Vice President              1996           180,098            9,352             8,500               --
                                   1995           177,318               --            32,900            2,666
-------------------------------------------------------------------------------------------------------------------
Philip Leibel                      1997           160,789               --                --            4,160
Vice President & Chief             1996           155,498               --             7,500               --
Financial Officer                  1995           159,668            9,352            30,700            2,395
-------------------------------------------------------------------------------------------------------------------
Douglas A. Parker                  1997           133,256               --                --               --
Vice President -                   1996           130,524               --                --               --
Machinery Sales(d)                 1995            46,540               --                --               --
-------------------------------------------------------------------------------------------------------------------

(a) Any perquisites or other personal benefits received from the Company by any of the named executives were substantially less than the reporting thresholds established by the Securities and Exchange Commission (the lesser of $50,000 or 10% of the individual's salary and bonus).

(b) There were no option grants made to the Named Executive Officers during the fiscal year ended December 31, 1997.

(c) Amounts in the "All Other Compensation" column represent contributions to the Company's Profit-Sharing Plan.

(d)  Mr. Parker assumed this position on June 1, 1996.

     The following table sets forth certain information regarding stock options exercised during 1997 and unexercised options held by the Named Executive Officers as of the end of the 1997 fiscal year.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR-END OPTION/SAR VALUES

                                                       Number of Securities
                                                       Underlying Unexercised       Value of Unexercised
                          Shares                       Options/SAR at Fiscal        In-the-Money Option/
                         Acquired                      Year End 1997                SARS($)
  Options/SARs ($)          on          Value          -------------------------    ----------------------------
  Name                   Exercise   Realized($)(a)     Exercisable/Unexercisable    Exercisable/Unexercisable(b)
  ----------------       --------   --------------     -------------------------    ----------------------------
Frank J. Olsen, Jr.         --            --                   33,100/0                         0/0

Leonard A. Mintz            --            --                   10,000/0                         0/0

Wilhelm P. Kutsch           --            --                   41,400/0                         0/0

Philip Leibel               --            --                   38,200/0                         0/0

Douglas A. Parker           --            --                        0/0                         0/0

(a) Based on closing price of the Common Stock on date of exercise less the exercise price.

(b) Based on the closing price of the Common Stock on December 31, 1997 ($3.125) minus the exercise price.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for setting and administering the policies which govern both annual compensation and incentive programs for key managerial executives. The Committee usually meets twice annually for the purpose of granting salary increases and bonus awards. It evaluates corporate and individual performance, current compensation, and share ownership of the managerial group. The employees of the Company who participate in the bonus and stock option plans are those who, in the estimation of the Compensation Committee, have a substantial opportunity to enhance shareholder value over time.

     The Committee's purpose is to ensure that management is enabled to attract and retain well-qualified employees who are capable of managing for the benefit of shareholders and contributing to the Company's success. To accomplish this goal, compensation is intended to be competitive both within the industry as a whole and when compared to like-size companies in the geographical areas served by the Company. Inflation, the cost of living, and business conditions are taken into consideration. Additionally, the Company surveys other manufacturing companies and obtains compensation information from approximately 10 industry participants.

     The final determination of the base salary adjustments and incentive bonus awards is made solely by the Compensation Committee after consultation with the Chief Executive Officer. Stock Option grants are made by the Stock Option Committee, which presents its recommendations to the Compensation Committee for review before final Stock Option Grants are made by the Stock Option Committee. In setting an executive's base salary and bonus and in granting stock options, consideration is given to maintenance of the executive's level of responsibility, and the performance of the executive's area of responsibility. Stock options are granted considering the nature of the industry and the desirability of long-term incentives. Bonus awards are paid following fiscal year end and represent awards for the preceding year.

     With respect to compensation of the Chief Executive  Officer  ("CEO"),  the
Compensation Committee meets without him being present to evaluate his performance and reports on that evaluation to the independent directors of the Board. The Compensation Committee exercises greater discretion with respect to CEO compensation than with other key executives, and considers the performance of the Company relative to the Company's profit goals. The Compensation Committee also considers the short and long-term performance of the Company relative to industry peers and to similar industries. Major weight is given to operating earnings, as with other managers. Finally, the Compensation Committee considers particular accomplishments of the CEO which are judged to contribute to long-term shareholder value. Other factors which influence the CEO's compensation include his establishment of clear and sound objectives and the achievement of those objectives, his ability to create overall management strength, his performance in communicating and in causing top managers to communicate effectively with the Board, and his use of the Board as a resource to aid effective management. The Committee does not evaluate these factors by a predetermined formula or weighting, but reaches its conclusions based on the judgments of its members. There were no bonuses paid to executive officers of the Company in 1997. In May 1997, the 10% salary reduction agreed to in September 1996 was restored to Frank J. Olsen, Jr., Leonard A. Mintz, Wilhelm P. Kutsch and Philip Leibel.

     The foregoing reports are presented by the following:

          As to the matters relating to cash compensation:

                               Michael J. Bertuch
                                 Michael Foster
                                Thomas R. Schwarz
                               Frank J. Olsen, Jr.
                                Leonard A. Mintz

          As to the matters relating to stock options:

                               Michael J. Bertuch
                                 Michael Foster
                                Thomas R. Schwarz

Employment Agreements

     The Company entered into employment agreements with executive officers and key employees in September 1993. The terms of the employment agreements are substantially the same, except for the base salary and duties to be performed. The 1997 base salaries for the officers listed in the Summary Compensation Table are as follows: Frank J. Olsen, Jr. - $202,559, Leonard A. Mintz - $178,639, Wilhelm P. Kutsch - $157,716, Philip Leibel - $163,722, and Douglas Parker - $125,000. Each employment agreement expires December 31, 1998, with successive one-year renewal terms unless terminated by either party, except for the agreement with Leonard A. Mintz, which expires on his 65th birthday in 2000. If an employee's employment is terminated with cause or as a result of his death or disability, the Company's obligation to compensate the employee under his employment agreement also terminates. If the Company terminates an employee's employment without cause, the Company is obligated to pay severance of one month's salary for every year that the employee has been employed. In addition, the Company will pay Leonard Mintz $50,000 per annum for a period of 5 years following his retirement or termination without cause. In connection with the Imtran acquisition Imtran Foilmark entered into a three year employment agreement with Kenneth Harris providing for a base salary in the first year of $100,000, with review at the end of each calendar year by the Board of Directors (see "Certain Relationships and Related Transactions" for further information). The terms of Harris' employment agreement are substantially the same as the employment agreements with other executive officers and key employees.

     Each employment agreement prohibits the employee from competing with the Company during the term of the agreement and for a period of up to two years following the date of termination, or five years in the case of Leonard Mintz. Each employee is eligible under the agreements to a calendar year-end bonus at the Board's discretion. Employees' benefits include group medical insurance coverage (partially contributory), holidays, life insurance, long-term disability insurance (contributory), short-term disability insurance (partially contributory), travel accident insurance, profit sharing plan and four weeks paid vacation each year. The Agreements prohibit employees from using or disclosing any proprietary information to any other party at any time during the period of employment by the Company or thereafter, except with the written consent of the Board of Directors of the Company or as may be required under any state or federal law, rule or regulation or by a court of competent jurisdiction during the period of employment by the Company or thereafter.

Compensation Committee Interlocks and Insider Participation

     During fiscal 1997, the Compensation Committee consisted of Raymond T. Downey (until March 1997), Michael J. Bertuch, Michael Foster, Thomas R. Schwarz, Frank J. Olsen, Jr. and Leonard A. Mintz. Messrs. Olsen and Mintz are executive officers of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the acquisition of the assets of Imtran Industries, Inc. ("Imtran") in 1995, the Company entered into a Registration Rights Agreement with Kenneth R. Harris. The Agreement obligates the Company to include at its expense (except underwriting commissions) securities owned by Mr. Harris in a registration statement initiated by the Company on a pro rata basis, to the extent the managing underwriter advises the Company that the aggregate number of securities sought to be offered can be sold.

     Also in connection with the Imtran acquisition, Imtran Foilmark, Inc., the wholly-owned subsidiary of the Company to which Imtran's assets were transferred, entered into a five year lease of the premises where Imtran operated its business. Mr. Harris is a trustee of the trust that owns the premises. The terms of the lease provide for annual rent of $137,500 during the initial five year term, and payment of "Market Rent" for the duration of a single extension term of two years. In July 1996, in consideration of the use by the Company of additional space, the Company increased its annual rental payments by $5,000 per month to $197,500 per year.

     In connection with the Consulting Services Agreement with Martin A. Olsen, the Company entered into a Registration Rights Agreement with him, individually and in his capacity as guardian for Florence Olsen. Mr. Olsen, or persons to whom rights under the Registration Rights Agreement have been transferred in accordance with the provisions thereof, has the right to demand that one registration statement be filed by the Company with respect to any portion of his securities so long as Olsen is a director or officer of the Company, or he and/or his assignees hold beneficial ownership of at least ten percent (10%) of the Company's Common Stock. The Company is also obligated to include stock owned by Mr. Olsen or his assignees on a pro rata basis in any registration not initiated by Mr. Olsen or his assignees.

     In November 1994, Leonard A. Mintz, Martin A. Olsen, Frank J. Olsen, Jr., Carol J. Robie, and Florence J. Olsen (collectively, the "Management
Shareholders") entered into a Voting Agreement with Edward Sullivan, which obligates the parties to vote for each Management Shareholder as a Director so long as such individual maintains ownership of at least 5% of the Company's Common Stock outstanding on such date (without regard to new issues) and remains an officer of the Company or any of its subsidiaries and (ii) obligates the Management Shareholders to vote for the election of Mr. Sullivan as a Director of the Company, so long as he is a shareholder of the Company and an officer or employee of the Company or any of its subsidiaries. The Voting Agreement expires in 2004. An aggregate of 1,575,108 shares of Common Stock is beneficially owned by the parties to the Voting Agreement, including 222,724 shares held by Frank
J. Olsen, Jr. in his capacity as executor of the Estate of Frank J. Olsen and 27,356 shares held by Martin A. Olsen in his capacity as executor of the Estate of Florence J. Olsen.

Comparative Performance Graph

     The following graph compares the cumulative total shareholder return on the Common Stock with the cumulative total shareholder return of (i) the Standard and Poor's 500 Index (the "S & P 500 Index"), (ii) the Dow Jones Industrial-Diversified index selected by the Company for purpose of the comparison ("DJ Industrial-Dvrsfd"), and (iii) a peer group of companies consisting of Advanced Deposition Technologies, CFC International Inc., Envirodyne Industries, Inc., Holopak Technologies, Inc. and Outlook Group Corp. (the "Peer Group") assuming an investment of $100 on June 23, 1994, in each of the Common Stock of the Company, the S & P 500 Index, the DJ Industrial-Dvrsfd and the Peer Group stocks. The graph assumes dividend reinvestment with respect to companies in the DJ Industrial-Dvrsfd and the Peer Group, and the returns of each such company have been weighted at each measurement point to reflect relative stock market capitalization. The graph commences as of June 23, 1994, the date the Common Stock became publicly traded.

 [THE FOLLOWING TABLE WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL.]

                COMPARISON OF 42 MONTH CUMULATIVE TOTAL RETURN*
                   AMONG FOILMARK, INC., THE S & P 500 INDEX,
           THE DOW JONES INDUSTRIAL-DIVERSIFIED INDEX AND A PEER GROUP

                                6/23/94     12/94     12/95     12/96     12/97
                                -------     -----     -----     -----     -----
FOILMARK, INC.                    $100       $118      $109      $ 43      $ 56
PEER GROUP                        $100       $103      $ 70      $ 87      $106
S & P 500                         $100       $104      $143      $175      $234
DOW JONES
  INDUSTRIAL-DIVERSIFIED          $100       $ 96      $126      $163      $213

* $100 INVESTED ON 6/23/94 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                          OTHER BUSINESS OF THE MEETING

     The Board of Directors is not aware of any matters to come before the meeting other than those stated in the Proxy Statement. In the event that other matters properly come before the meeting or any adjournment thereof, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

     The Company intends to hold its Annual Meeting approximately the same date next year. Any shareholder proposals for consideration by the Company for inclusion in the Company's proxy statement and form of proxy must be made in writing and received by the Company on or before December 10, 1998. All proposals must comply with the terms of Rule 14a-8 of the Securities and Exchange Act of 1934.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     At the Annual Meeting, representatives from the Company's independent public accountants, KMPG Peat Marwick LLP, are expected to be present and available to respond to questions.


                                  ANNUAL REPORT

     The Annual Report to Shareholders, including financial statements for the Company's fiscal year ended December 31, 1997, has been mailed to all shareholders. The Annual Report is not a part of the proxy soliciting material. Additional copies of the Annual Report are available upon written request to the Company.

                                    FORM 10-K

     THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON WRITTEN REQUEST TO PHILIP LEIBEL, VICE PRESIDENT - FINANCE, FOILMARK, INC., 4 MULLIKAN WAY, NEWBURYPORT, MASSACHUSETTS 01950.

                                 FOILMARK, INC.
               THIS PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            Wednesday, May 13, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby authorizes and appoints Frank J. Olsen, Jr. and Carol J. Robie, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock of FOILMARK, INC. held of record on April 1, 1998 by the undersigned at the Annual Meeting of Shareholders to be held at 10:00 a.m. (E.D.S.T.) on Wednesday, May 13, 1998, at Hinckley, Allen & Snyder, 28 State Street, 29th Floor, Boston, Massachusetts, and any adjournment or postponement thereof.

     This proxy when properly executed will be voted (i) as directed hereon, or, in the absence of such direction, this proxy will be voted FOR the specified nominees in Proposal 1 and (ii) in accordance with the judgment of the proxies upon other matters that may properly come before said meeting or any adjournments or postponements thereof.

               THE DIRECTORS RECOMMEND A VOTE FOR EACH PROPOSAL.
                  (Continued and to be signed on reverse side)

                              FOLD AND DETACH HERE



                                                             Please mark
                                                            your votes as    |X|
                                                             indicated in
                                                             this example

PROPOSAL 1 - Election of Thomas R. Schwarz, Frank J. Olsen, Jr., Wilhelm P. Kutsch and Carol J. Robie as directors

 FOR all nominees               WITHHOLD           (INSTRUCTION:  To  withhold  authority  to  vote  for any individual
 listed (except as             AUTHORITY           nominee(s), write the name(s) of such nominee(s) on the line below.)
  marked to the             to vote for all
    contrary)               nominees listed        --------------------------------------------------------------------

     [___]                       [___]

                                        Cumulative   votes   for   one  or  more
                                        nominees as follows:

                                        Nominee:
                                        Thomas J. Schwarz_______________________

                                        Frank J. Olsen, Jr._____________________

                                        Wilhelm P. Kutsch_______________________

                                        Carol J. Robie__________________________


                                        This Proxy must be signed exactly as the name of the Shareholder(s) appears on this card.

                                        Dated:____________________________, 1998

                                        Signature:______________________________

                                        Signature:______________________________
                                                  (if held jointly)


                                        PLEASE SIGN,  DATE AND RETURN THIS PROXY
                                        PROMPTLY  USING  THE  ENCLOSED  ENVELOPE
                                        WHICH  REQUIRES  NO POSTAGE IF MAILED IN
                                        THE UNITED STATES.


                              FOLD AND DETACH HERE